EXHIBIT  5

                              OPINION  OF  COUNSEL

                               HULL & BRANSTETTER
                                    CHARTERED
                                 ATTORNEY AT LAW
                                416 River Street
                                  P.O. Box 709
                             Wallace, ID 83873-0709


JANUARY  28,  2000

                            BILL JACOBSON, PRESIDENT
Atlas  Mining  Company
1121  W.  Yellowstone  Avenue
Osburn,  ID  83849


Gentlemen:

     You have requested our opinion in connection with the issuance and registration of 7,500,000 shares of common stock of Atlas Mining Company (the "Company"), with respect to whether the securities in question, when sold, will be validly issued, fully paid and non-assessable.

     The Company is incorporated in the State of Idaho. We have undertaken the rendering of this opinion solely in satisfaction of the Securities and Exchange Commission ("SEC") requirements for the filing of a registration statement in accordance with the Securities Act of 1933.

     For the purposes of this opinion, we have not made any independent investigation of the information you have provided us. We have consequently relied on your representation that the information presented to us, in such documents or otherwise furnished to us by you, accurately and completely describes all material facts relevant to our opinion.

     This opinion, as well as the preparation of the registration, is based upon many representations by the officers of the Company, particularly Bill Jacobson, the President, Chief Executive Officer and Director of the Company. These representations include, but are not limited to:

     1. The Corporation is in good standing under the laws of the State of Idaho.

     2. All companies represented by the officers of the Company as subsidiary corporations are duly incorporated, validly existing and in good standing under the laws in which each was incorporated.

     3. The Company has the corporate power and authority to execute, deliver and perform the goals and objectives stated in the registration on its own behalf and on the behalf of its subsidiaries. Any documents that are necessary to create such power or authority have been duly executed and delivered to the Company.

     4. The execution of the plans stated in the registration do not (I) breach or result in default under any existing obligation of the Company pursuant to any contract or obligation that the Company may have to any party, or (ii) breach or otherwise violate any existing obligation of the Company under a Court Order.

     5. Execution of the purposes and objectives of the Company set forth by the registration statement do not violate applicable provisions of statutory law or regulation.


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     6.    No  consent,  approval,  waiver,  license  or  authorization or other action by or filing with any governmental authority is required under state or federal statutes or regulations in connection with the execution of the purposes and objectives of the Company set forth by the registration statement, except for those already obtained or completed or those which the Company intends to obtain or complete at the appropriate time, as disclosed by the registration statement.

     7. There are no other legal actions or proceedings against the Company pending or overtly threatened in writing before any court, governmental agency or arbitrator other than those specifically disclosed in the registration statement.

     8. All outstanding shares are validly issued and non-assessable. All previously issued assessable shares have been redeemed.

     The opinion set forth below is based, among other things, on examination of the following:

     1. Copy of the Company's Restated Articles of Incorporation, certified by the Idaho Secretary of State.

     2.    Copies  of  the  Company's  By-Laws  and  all  amendments  thereto.

     3. Corporate resolution authorizing the issuance of the Company's common stock and recognition that the consideration to be received is fair and adequate.

     Section 30-1-603, Idaho Code, state that "a corporation may issue the number of shares of each class or series authorized by the articles of incorporation". Article VI of the Company's Restated Articles of Incorporation states that "the authorized capital stock of this corporation shall be sixty million (60,000,000) no par, common shares, and ten million preferred shares". In the public offering that the Company is planning to undertake a total of 7,500,000 shares of common stock are offered. This is in addition to the 5,213,965 shares of common stock already outstanding.

     On August 20, 1999, the Company's Board of Directors passed a Resolution authorizing the issuance and registration of 7,500,000 shares of the Company's common stock (the "Resolution") at $1.00 per share, no par value. A copy of the Resolution has been provided by you for our review, accompanied by a certificate from the Board's secretary attesting to its validity.

     Therefore,  it  is  our  opinion  that  the  shares  are  duly  authorized.

     We express no opinion as to the already outstanding shares of the Company, nor any shares to be issued subsequent to this offering.

     Section 30-1-621, Idaho Code, allows the Board of Directors of an Idaho corporation to issue shares for consideration. Paragraph (3) of Section 30-1-621 states that "before the corporation issues shares, the Board of Directors must determine that the consideration received or to be received for shares to be issued is adequate. That determination by the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly assessed, fully paid and non-assessable". Paragraph (4) of Section 30-1-621 states that "when the corporation receives the consideration for which the Board of Directors authorized the issuance of shares, the shares issued therefor are fully paid and non-assessable."

     The Board, in the Resolution, deemed $1.00 per share to be adequate and fair consideration.

     Therefore, based on Section 30-1-621, Idaho Code, and the Resolution, it is our opinion that when the corporation receives the consideration authorized by the Board for the sale of these securities, the shares will be legally issued, fully paid and non-assessable under Idaho law.


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     Section 30-1-622, Idaho Code, addresses the  liability  of  a corporation's shareholders. Paragraph (1) of Section 30-1-622 states that a shareholder "is not liable to the corporation or its creditors with respect to the shares except to pay the consideration for which the shares were authorized to be issued "

     To the best of our knowledge and belief, the Company currently complies with Section 30-1-622, Idaho Code, in that the corporation's responsibilities are its own and no shareholder is liable for the Company's obligations.

     To the best of our knowledge and belief the shares to be issued in the instant registration statement will be fully paid and non-assessable when issued, purchased and the offering price received by the Company.

     There can be no assurance that any of the laws discussed above will not changes, with or without retroactive effect, nor can there by any assurance that any such changes will not have adverse effect on this opinion.

     Other than as expressly stated above, this opinion does not, and should not be viewed, as addressing compliance with outer laws, state or federal. Further, we express no opinion on any other issue relating to the proxy or other solicitation used in connection with a change in the authorized capital of the Company.

     We undertake no responsibility or obligation to update this opinion at any time during the future, regardless of any changes in circumstances of fact or law which may occur.

                              Very  truly  yours,

                              HULL  &  BRANSTETTER  CHARTERED



                              By:  /s/
                                  --------------------------------
                                  Michael  K.  Branstetter


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